Exhibit 99.1

Company Contacts:	Investor Relations:
Universal Power Group, Inc.	Lambert, Edwards & Associates
469.892.1122	616.233.0500
Mimi Tan, SVP	Jeff Tryka, CFA or Karen Keller
tanm@upgi.com	jtryka@lambert-edwards.com

Universal Power Group Reports Second Quarter 2012 Results

CARROLLTON, Texas — Aug. 9, 2012 — Universal Power Group, Inc. (NYSE MKT: UPG), a Texas-based distributor and supplier of batteries and related power accessories, and a third-party logistics provider, today announced financial results for the second quarter and six months ended June 30, 2012.

For the second quarter, UPG reported income from continuing operations of $406,000, or $0.08 per diluted share, on net sales of $23.6 million, compared with income from continuing operations of $189,000, or $0.04 per diluted share, on net sales of $21.6 million for the second quarter of 2011.  UPG’s Monarch Outdoor Adventures, LLC (Monarch) subsidiary was sold on May 4, 2012, and results from Monarch have been reported as discontinued operations.  Including the results from Monarch, UPG reported a net loss of $97,000, or ($0.02) per diluted share compared with net income of $125,000, or $0.03 per diluted share, in the second quarter of 2011.

“Our results for the second quarter were affected by the loss incurred on the sale of our Monarch subsidiary, but we generated solid operating improvement in our results from continuing operations when compared to the prior year,” stated Ian Edmonds, UPG’s President and Chief Executive Officer.  “Our results were also enhanced by improved performance of our supply chain, as increased deliveries from our Chinese suppliers enabled us to satisfy customer demand and rebuild inventories that had been depleted since the second quarter of 2011.”

Second Quarter and Six Month Results
Net sales for the second quarter increased 9.3%, to $23.6 million from $21.6 million in the second quarter of 2011.  The increase in net sales in the 2012 second quarter was primarily driven by an increase in sales of batteries and related power accessories, as well as growth from ProTechnologies, Inc. (PTI), which UPG acquired on April 20, 2011.

Gross profit decreased to $4.2 million in the quarter, compared with $4.4 million in the second quarter of 2011, due mainly to supply chain disruptions in China over the past year.  As a percent of sales, gross margin decreased to 17.8% in the second quarter of 2012, from 20.2% in the prior year.  Operating expenses decreased 10.1% to $3.5 million in the second quarter of 2012, from $3.9 million in the second quarter of 2011.  The decrease in operating expenses included lower personnel costs, reduced professional fees, and decreased marketing, travel and facility expenses.

Primarily as a result of the lower operating expenses, operating income increased to $704,000 for the current quarter, compared with operating income of $485,000 in the second quarter of 2011.  Interest expense was $153,000 in the second quarter, or flat when compared with the prior year.  UPG generated pre-tax income from continuing operations of $551,000 compared to a pre-tax income from continuing operations of $335,000 in the prior year.  UPG reported income from continuing operations of $406,000, or $0.08 per diluted share in the second quarter of 2012, compared to income from continuing operations of $189,000, or $0.04 per diluted share in the second quarter of 2011.  Including discontinued operations, the Company reported a net loss of $97,000, or ($0.02) per diluted share, compared to net income of $125,000, or $0.03 per diluted share in the second quarter of 2011.

For the first six months of 2012, net sales grew 15.8%, to $49.9 million, from $43.1 million in the comparable period of 2011.  The increase in net sales contributed to higher gross profit of $8.8 million compared to $8.7 million for the first six months of 2011.  As a percent of sales, gross margin for the first six months of 2012 decreased to 17.7% of sales from 20.1% of sales for the comparable period of 2011.  The increased cost of sales was the result of a number of factors, including the supply chain disruptions coming from China as well as higher material and labor costs from manufacturers.  Total operating expenses increased $289,000, or 4.0%, to $7.6 million from $7.3 million in the prior year.  Operating expenses for the first six months of 2012 included the expenses of PTI, which were not present for the entire period in 2011.

For the first six months of 2012, operating income decreased slightly to approximately $1.3 million compared to $1.4 million for the same period in 2011. Pre-tax income from continuing operations remained consistent at approximately $1.1 million compared to the same period in 2011.  Interest expense for the first six months of 2012 was flat at approximately $300,000 compared to the same period in 2011.  Income from continuing operations was $742,000, or $0.14 per diluted share, compared to income from continuing operations of $682,000, or $0.14 per diluted share, for the comparable period in 2011.  Including discontinued operations, net income was $195,000, or $0.04 per diluted share, compared to net income of $528,000, or $0.11 per diluted share, for the comparable period in 2011.

Balance Sheet and Financial Position
At June 30, 2012 inventory was $38.8 million, up $14.6 million from $24.2 million at Dec. 31, 2011.  The inventory balance at the end of 2011 was much lower than historical levels as a result of the supply chain issues in China.  Compared to a year ago, inventory levels are up $9.4 million from $29.4 million at June 30, 2011.  As manufacturing delays and delivery lead times associated with the Chinese supply chain issues improved during the second quarter, UPG was able to rebuild inventories to meet current business demand, including adequate safety stock.

Accounts receivable increased to $13.1 million, from $13.0 million at the end of 2011.  Accounts payable increased by $6.3 million, to $13.2 million during the period.  Total working capital increased to $20.4 million, from $19.9 million at the end of 2011.  For the first six months of 2012, net cash used in operations was $7.8 million compared to $2.8 million provided by operating activities in the first six months of 2011. Operating cash flow for the first six months of 2012 reflects the increase in inventory, which was partially offset by a $6.3 million increase in accounts payable.

Edmonds concluded:  “We endured some short-term pain with the sale of Monarch in the second quarter, but it is important to note that over the long term, the loss will be offset by improved results as we focus the resources formerly devoted to that subsidiary to our core businesses of batteries, related power accessories and third-party logistics.  We also made considerable progress in rebuilding our inventories and meeting the demands of our customers as we worked to recover from the supply chain issues in China by utilizing our diversified supply base in Asia.  However, the closure of so many factories in China continued to adversely affect our margins in the quarter as we saw higher product costs combined with the need to honor our pricing commitments to our customers.  As we work through these issues, we expect to see improving trends in revenues and margins, as well as more historical levels of inventory and receivables in the future.”

Conference Call Information
Universal Power Group will host an investor conference call today, Thursday, Aug. 9, 2012 at 11:30 a.m. ET (10:30 a.m. CT) to discuss the Company’s financial results for the second quarter and six months ended June 30, 2012.

Interested parties may access the conference call by dialing 1.888.396.2356; passcode 59545398.  The conference call will also be broadcast live at www.upgi.com and through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal.  Institutional investors can access a webcast of the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

A replay of the conference call will be made available through Aug. 16, 2012 by calling 1.888.286.8010, passcode 93340506, and an archived webcast will be available at www.upgi.com.

About Universal Power Group, Inc.
Universal Power Group, Inc. (NYSE MKT: UPG) is a leading supplier and distributor of batteries and power accessories, and a provider of supply chain and other value-added services.  UPG's product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, jump-starters, 12-volt accessories, low voltage wire and cable products, and solar and security products.  UPG's supply chain services include procurement, warehousing, inventory management, distribution, fulfillment and value-added services such as sourcing, battery pack assembly and coordinating battery recycling efforts, as well as product development.  For more information, please visit the UPG website at www.upgi.com.

Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission. Historical financial results are not necessarily indicative of future performance.

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(Amounts in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$302	$283
Accounts receivable:
Trade, net of allowance for doubtful accounts of $339 (unaudited) and $384	13,119	12,972
Other	478	442
Inventories – finished goods, net of allowance for obsolescence of $620 (unaudited) and $830	38,809	24,174
Current deferred tax assets	1,143	972
Income tax receivable	307	721
Prepaid expenses and other current assets	1,634	1,426
Total current assets	55,792	40,990

PROPERTY AND EQUIPMENT
Logistics and distribution systems	1,901	1,871
Machinery and equipment	707	1,044
Furniture and fixtures	519	511
Leasehold improvements	394	389
Vehicles	155	171
Total property and equipment	3,676	3,986
Less accumulated depreciation and amortization	(3,097)	(3,128)
Net property and equipment	579	858

GOODWILL	1,387	1,387
INTANGIBLES, net	428	527
OTHER ASSETS	94	100
NON-CURRENT DEFERRED TAX ASSET	291	213
	2,200	2,227
TOTAL ASSETS	$58,571	$44,075

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND SHAREHOLDERS’ EQUITY

(Amounts in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)

CURRENT LIABILITIES
Line of credit	$20,582	$12,654
Accounts payable	13,162	6,845
Accrued liabilities	1,532	1,213
Current portion of settlement accrual	—	241
Current portion of capital lease and note obligations	106	119
Current portion of deferred rent	—	14
Total current liabilities	35,382	21,086

LONG-TERM LIABILITIES
Capital lease and note obligations, less current portion	180	229

TOTAL LIABILITIES	35,562	21,315

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock - $0.01 par value, 50,000,000 shares authorized, 5,020,000 shares issued and outstanding	50	50
Additional paid-in capital	16,345	16,339
Retained earnings	6,614	6,419
Accumulated other comprehensive loss	—	(48)
Total shareholders’ equity	23,009	22,760

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$58,571	$44,075

 UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$23,583	$21,580	$49,921	$43,109
Cost of sales	19,392	17,218	41,077	34,429
Gross profit	4,191	4,362	8,844	8,680

Operating expenses	3,487	3,877	7,572	7,283

Operating income	704	485	1,272	1,397

Interest expense	(153)	(150)	(296)	(290)
Other, net	—	—	127	—
Total other expense, net	(153)	(150)	(169)	(290)

Income from continuing operations before provision for income taxes	551	335	1,103	1,107
Provision for income taxes	(145)	(146)	(361)	(425)
Income from continuing operations	406	189	742	682
Discontinued operations:
Loss from operations of discontinued Monarch Outdoor Adventures, LLC (including loss on disposal of $616 in Q2 2012)	(646)	(88)	(707)	(228)
Provision for income taxes	143	24	160	74
Loss on discontinued operations	(503)	(64)	(547)	(154)
Net income (loss)	$(97)	$125	$195	$528
Net income (loss) per share
Basic:
Income from continuing operations	$0.08	$0.04	$0.15	$0.14
Loss on discontinued operations	$(0.10)	$(0.01)	$(0.11)	$(0.03)
Net income (loss)	$(0.02)	$0.03	$0.04	$0.11
Diluted:
Income from continuing operations	$0.08	$0.04	$0.14	$0.14
Loss on discontinued operations	$(0.10)	$(0.01)	$(0.10)	$(0.03)
Net income (loss)	$(0.02)	$0.03	$0.04	$0.11
Weighted average shares outstanding
Basic	5,020	5,020	5,020	5,020
Diluted	5,194	5,029	5,198	5,037

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$(97)	$125	$195	$528
Amortization of hedging instrument	20	29	48	58
Comprehensive income (loss)	$(77)	$154	$243	$586

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$195	$528
Items not requiring (providing) cash, net of effect of disposition and acquisition:
Depreciation and amortization	239	374
Provision for bad debts	38	94
Provision for obsolete inventory	320	360
Deferred income taxes	(249)	68
Loss on disposal of Monarch	616	—
Gain on disposal of property	—	(1)
Stock-based compensation	6	14
Changes in operating assets and liabilities
Accounts receivable – trade	(192)	(1,554)
Accounts receivable – other	44	(1)
Inventories	(15,120)	3,746
Income taxes receivable/payable	413	(643)
Prepaid expenses and other assets	(210)	(32)
Accounts payable	6,317	(40)
Accrued liabilities	(4)	335
Settlement accrual	(241)	(375)
Deferred rent	(14)	(44)
Net cash provided by (used in) operating activities	(7,842)	2,829

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash paid in Progressive Technologies, Inc. acquisition	—	(2,267)
Net cash received on Monarch sale	40	—
Purchases of property and equipment	(51)	—
Proceeds from sales of equipment	—	1
Net cash (used in) investing activities	(11)	(2,266)

CASH FLOWS FROM FINANCING ACTIVITIES
Net activity on line of credit	7,928	(255)
Payments on capital lease and note obligations	(56)	(211)
Net cash provided by (used in) financing activities	7,872	(466)

NET INCREASE IN CASH AND CASH EQUIVALENTS	19	97
Cash and cash equivalents at beginning of period	283	215
Cash and cash equivalents at end of period	$302	$312

SUPPLEMENTAL DISCLOSURES
Income taxes paid	$65	$954
Interest paid	$297	$225